Exhibit 10.1

HHCF Series 21 Sub, LLC
88 West Mound Street
Columbus, OH 43215

November 13, 2025

Katapult Holdings, Inc.
5360 Legacy Drive, Building 2
Plano, TX 75024

Re:	Certificate of Designations of Series A Convertible Preferred Stock of Katapult Holdings, Inc. and Certificate of Designations of Series B Convertible Preferred Stock of Katapult Holdings, Inc.

Reference is hereby made to that certain (i) Certificate of Designations of Series A Convertible Preferred Stock (the “Series A Certificate of Designations”) of Katapult Holdings, Inc. (the “Company”) filed with the Secretary of State of the State of Delaware on November 3, 2025 and (ii) Certificate of Designations of Series B Convertible Preferred Stock (the “Series B Certificate of Designations” and together with the Series A Certificate of Designations, the “Certificate of Designations”) of the Company filed with the Secretary of State of the State of Delaware on November 3, 2025.  Capitalized terms used herein but not defined herein have the meanings ascribed to such terms in the Certificate of Designations.

HHCF Series 21 Sub, LLC , being the holder of 100% of the issued and outstanding shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company, at the request of the Company, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby (i) waives the requirement pursuant to Section 10(h)(iii) of the Certificate of Designations that the Company file a preliminary proxy statement within ten (10) calendar days after the Initial Issue Date and (ii) (x) acknowledges and agrees that, notwithstanding the last sentence of Section 10(h)(iii) of the Certificate of Designations, the Regular Dividend Rate shall be increased by one percent (1%) per annum, if, and only if, the Requisite Stockholder Approval is not obtained on or prior to the date of the Company’s first annual meeting of stockholders following the Initial Issue Date, (y) waives the right to any accumulation of such additional one percent (1%) dividend per annum pursuant to the Certificate of Designations that would have occurred but for this Waiver, and (z) for the avoidance of doubt, the Regular Dividend Rate would remain at eighteen percent (18%) per annum and would only be increased to nineteen percent (19%) per annum if, and only if, the Requisite Stockholder Approval is not obtained on or prior to the date of the Company’s first annual meeting of stockholders following the Initial Issue Date.

This letter shall in no way amend any provision of the Certificate of Designations or waive either party’s obligations under the Certificate of Designations, other than as specifically set forth herein

Sincerely,

HHCF SERIES 21 SUB, LLC

By:	/s/ John Detwiler
Name: John Detwiler
Title: Authorized Signatory

Acknowledged and agreed:

KATAPULT HOLDINGS, INC.

By:	/s/ Orlando Zayas
Name: Orlando Zayas
Title: CEO